Exhibit 99.1
Kaspien Holdings Inc. Reports Fiscal Second Quarter 2023 Results
SPOKANE, Wash. – September 12, 2023 – Kaspien Holdings Inc. (OTCQB: KSPN) (“Kaspien” or the “Company”), a leading e-commerce marketplace growth platform, today reported financial results for the fiscal second quarter ended July 29, 2023.
Management Commentary
“The second quarter built on the progress achieved in the first quarter with improved gross profit margins and lower operating expenses driving a $2.5 million improvement in operating income.” said Kaspien CEO Brock Kowalchuk. “We continue to focus on operational rigor and improving our balance sheet. I’m proud of the hard work and results our team has delivered for our business and brand partners.”
Fiscal Second Quarter 2023 Financial Results
Results compare 2023 fiscal second quarter ended -July 29, 2023 to 2022 fiscal second quarter ended July  30, 2022 unless otherwise indicated.
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Net revenue was $33.1 million for the thirteen weeks ended July 29, 2023 a 2.3% decrease from the comparable prior year period. The decrease in net revenue was primarily attributable to a decrease in subscription revenue due to the sale of the Company’s agency business. Revenue from the Company’s Fulfillment by Amazon (“FBA”) US segment increased 0.4% as compared to the prior year period.

●
Gross profit was $7.3 million for the thirteen weeks ended July 29, 2023, as compared to $6.7 million for the comparable prior year period. The increase in gross profit was primarily attributable to a reduction in fulfillment fees and warehousing and freight expenses. Gross profit as a percentage of net revenue was 22.1% as compared to 19.8% for the thirteen weeks ended July 31, 2022. Merchandise margin for the thirteen-week period ending July 29, 2023 was 39.7% as compared to 41.6% for the comparable prior year period.

	Thirteen Weeks Ended
(amounts in thousands)	July 29, 2023	July 30, 2022

Merchandise margin	$13,162	$14,121
% of net revenue	39.7%	41.6%

Fulfillment fees	(3,945)	(4,654)
Warehousing and freight	(1,899)	(2,738)
Gross profit	$7,318	$6,729

% of net revenue	22.1%	19.8%

●
Selling, General and Administrative expenses (“SG&A”) decreased 19.1% to $8.3 million or 24.9% of net revenue from $10.2 million or 30.1% of net revenue in the comparable year-ago period. The decrease in SG&A expenses was primarily attributable to a $1.6 million decrease in general and administrative expenses.

●
Loss from operations was $0.9 million, compared to a loss from operations of $3.5 million in the comparable year-ago period. The decrease in operating loss was the result of the increase in gross profit and reductions in SG&A.

●	Other income for the thirteen-week period ended July 29, 2023 was $0.8 million and represented proceeds from an insurance claim.

●	Net loss was $1.2 million, or $0.23 per diluted share, compared to a net loss of $4.4 million, or $1.69 per diluted share, in the comparable year-ago period.

●	Adjusted EBITDA loss (a non-GAAP metric reconciled below) was $0.8 million compared to an adjusted EBITDA loss of $3.2 million in the comparable year-ago period.

●	As of July 29, 2023, the Company had $0.3 million in cash and cash equivalents, compared to $1.1 million as of January 28, 2023 and $1.3 million as of July 30, 2022.

●	Inventory at quarter end was $26.1 million, compared to $29.4 million as of July 30, 2022.

●	As of July 29, 2023, the Company had borrowings of $8.8 million under its credit facility and had $3.4 million available for borrowing.

Fiscal First Half 2023 Financial Results
Results compare six months ended July 29, 2023 to six months ended July 30, 2022 unless otherwise indicated.
●
Net revenue increased 0.6% to $66.1 million from $65.7 million in the comparable year-ago period. This increase in net revenue was driven by a 3.5% increase in net revenue for the Company’s FBA US segment.

●
Gross profit was $14.8 million or 22.4% of net revenue, compared to $13.6 million or 20.7% of net revenue over the comparable year-ago period. The increase in gross profit was primarily attributable to an increase in net revenue and a decrease in fulfillment fees and warehousing and freight expenses. The table below summarizes the year-over-year comparison of gross margin:

	Twenty-Six Weeks Ended
(amounts in thousands)	July 29, 2023	July 30, 2022

Merchandise margin	$26,621	$28,167
% of net revenue	40.3%	37.3%

Fulfillment fees	(8,057)	(9,222)
Warehousing and freight	(3,793)	(5,366)
Gross profit	$14,771	$13,579

% of net revenue	22.4%	20.7%

●
SG&A expenses decreased 18.1% to $17.0 million or 25.7% of net revenue from $20.7 million or 31.5% of net revenue in the comparable year-ago period. The decrease in SG&A expenses was primarily attributable to a $3.4 million decrease in general and administrative expenses.

●	Loss from operations totaled $2.2 million compared to a loss from operations of $7.1 million in the comparable year-ago period.

●	Net loss was $3.3 million or $0.67 per diluted share, compared to a net loss of $8.8 million or $3.47 per diluted share in the comparable year-ago period.

●	Adjusted EBITDA loss (a non-GAAP metric reconciled below) was $1.8 million, compared to a loss of $6.5 million in the comparable year-ago period.

●	Cash used in operations for the twenty-six weeks ended July 29, 2023 was $0.8 million as compared to $5.9 million for the comparable prior year period.

Kaspien plans to file its quarterly Form 10-Q today, September 12, 2023, in accordance with SEC filing deadlines.
About Kaspien
Kaspien Holdings Inc. (f/k/a Trans World Entertainment Corporation) (NASDAQ: KSPN) is a leading, global e-commerce accelerator that deploys AI-driven software and end-to-end services to optimize and grow brands on Amazon, Walmart, Target, eBay, and other online marketplaces. Rebranded as Kaspien in 2020, the Company has spent more than a decade developing a marketplace growth platform of proprietary technologies that maximize supply chain resilience, optimize marketing, strengthen brand control, and provide predictive analytics. Serving a variety of brands, distributors, agencies and FBA aggregators, Kaspien accelerates growth by tailoring an extensive suite of seller services to its partners’ dynamic e-commerce needs. Kaspien’s mastery of the e-commerce space and commitment to rapid innovation has earned the trust of many leading brands. For more information, visit kaspien.com.
Non-GAAP Financial Measures
Adjusted EBITDA is defined as net loss, adjusted to exclude: (i) income tax expense; (ii) other income; (iii) interest expense; and (iv) depreciation expense. Our method of calculating adjusted EBITDA may differ from other issuers and accordingly, this measure may not be comparable to measures used by other issuers. We use adjusted EBITDA to evaluate our own operating performance and as an integral part of our planning process. We present adjusted EBITDA as a supplemental measure because we believe such a measure is useful to investors as a reasonable indicator of operating performance. We believe this measure is a financial metric used by many investors to compare companies. This measure is not a recognized measure of financial performance under GAAP in the United States and should not be considered as a substitute for Loss from operations, net loss or cash used in operating activities, as determined in accordance with GAAP.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(amounts in thousands)	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022

Net loss	$(1,161)	$(4,416)	$(3,312)	$(8,846)
Income tax expense	51	43	51	43
Other income	(777)	-	(777)	-
Interest expense	954	901	1,848	1,663
Loss from operations	(933)	(3,472)	(2,190)	(7,140)
Depreciation expense	178	300	366	594
Adjusted EBITDA	$(755)	$(3,172)	$(1,824)	$(6,546)

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this communication are forward-looking statements. The statements contained herein that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.
We have used the words “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, and similar terms and phrases, including references to assumptions, in this document to identify forward-looking statements. These forward-looking statements are made based on management’s expectations and beliefs concerning future events and are subject to uncertainties and factors that could cause actual results to differ materially from the results expressed in the statements. The following factors are among those that may cause actual results to differ materially from the Company’s forward-looking statements:  risk of disruption of current plans and operations of Kaspien and the potential difficulties in customer, supplier and employee retention; the outcome of any legal proceedings that may be instituted against the Company; the Company’s level of debt and related restrictions and limitations, unexpected costs, charges, expenses, or liabilities; the Company’s ability to operate as a going-concern; deteriorating economic conditions and macroeconomic factors; and other risks described in the Company’s filings with the SEC, such as its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.
The reader should keep in mind that any forward-looking statement made by us in this document, or elsewhere, pertains only as of the date on which we make it. New risks and uncertainties come up from time-to-time and it’s impossible for us to predict these events or how they may affect us. In light of these risks and uncertainties, you should keep in mind that any forward-looking statements made in this document or elsewhere might not occur.
Company Contact
Ed Sapienza
Chief Financial Officer
509-900-6287
esapienza@kaspien.com
-Financial Tables to Follow-

KASPIEN HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022

Net revenue	$33,136	$33,907	$66,068	$65,697

Cost of sales	25,818	27,178	51,297	52,118
Gross profit	7,318	6,729	14,771	13,579
Selling, general and administrative expenses	8,251	10,201	16,961	20,719
Loss from operations	(933)	(3,472)	(2,190)	(7,140)
Interest expense	954	901	1,848	1,663
Other income	(777)	-	(777)	-
Loss before income tax expense	(1,110)	(4,373)	(3,261)	(8,803)
Income tax expense	51	43	51	43
Net loss	(1,161)	(4,416)	(3,312)	(8,846)

BASIC AND DILUTED LOSS PER SHARE:
Basic and diluted loss per common share	$(0.23)	$(1.69)	$(0.67)	$(3.47)

Weighted average number of common shares outstanding – basic and diluted	4,965	2,613	4,965	2,553

KASPIEN HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share and share amounts)

	July 29, 2023	January 28, 2023	July 30, 2022
ASSETS	Unaudited		Unaudited
CURRENT ASSETS
Cash and cash equivalents	$282	$1,130	$1,309
Restricted cash	1,158	1,158	1,158
Accounts receivable	2,211	1,969	2,082
Merchandise inventory	26,055	26,704	29,363
Prepaid expenses and other current assets	620	999	618
Total current assets	30,326	31,960	34,530

Restricted cash	1,315	1,338	1,873
Fixed assets, net	1,769	1,999	2,357
Operating lease right-of-use assets	1,181	1,505	1,823
Cash Surrender Value	3,652	3,371	3,768
Other assets	566	566	777
TOTAL ASSETS	$38,809	$40,739	$45,128

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$8,196	$7,044	$8,012
Short-term borrowings	8,797	8,812	3,855
Short-term debt	11,082	-	-
Accrued expenses and other current liabilities	2,291	2,876	1,753
Current portion of operating lease liabilites	689	695	550
Total current liabilities	31,055	19,427	14,170

Operating lease liabilities	727	1,019	1,416
Long-term debt	-	9,790	8,548
Other long-term liabilities	11,308	11,604	13,788
TOTAL LIABILITIES	43,090	41,840	37,922

SHAREHOLDERS' EQUITY(DEFICIT)
Preferred stock ($0.01 par value; 5,000,000 shares authorized; none issued)	-	-	-
Common stock ($0.01 par value; 200,000,000 shares authorized; 5,432,072, 5,432,072 and 3,911,985 shares issued, respectively)
Additional paid-in capital	214,161	214,029	263,723
Treasury stock at cost (467,069, 467,069 and 1,410,378 shares, respectively)	(76,132)	(76,132)	(125,906)
Accumulated other comprehensive loss	886	886	(910)
Accumulated deficit	(143,250)	(139,938)	(129,740)
TOTAL SHAREHOLDERS' EQUITY(DEFICIT)	(4,281)	(1,101)	7,206
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY(DEFICIT)	$38,809	$40,739	$45,128